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                                                                   Exhibit 10.25


[Date]


Dear _________,

I am delighted to offer you the position of ________________ for Ventro Corporation (the "Company"), subject to approval of the Company's Board of Directors, reporting directly to ___, subject to, and with a start date effective on, the consummation of the transactions (collectively, the "transaction") by the document entitled Agreement and Plan of Merger and Reorganization and certain other parties (the "Agreement"). Your starting salary will be based on an annual rate of ______________. As further incentive, you will be eligible for an annual performance bonus opportunity of up to ________, contingent on achieving mutually established performance objectives. Achievement of such performance objectives will be assessed and determined solely by the Company.

The treatment of your holdings of (privately held) Nexprise, Inc., securities and options will generally be governed by the terms of the Agreement. Our offer is conditioned upon you agreeing to exchange ________ shares of (privately held) Nexprise, Inc. for (privately held) NexPrise, Inc. options priced at ___ which will vest on the first anniversary of the effective date of the transaction, as provided in Section 6.12(b) of the Agreement, or if earlier, on any termination of your employment for other than for cause. These shares will be converted into Ventro shares at the exchange ratio determined on the effective date of the transaction. The exchange ratio is currently expected to be 0.8:1.

As additional incentive, you will receive ___________ stock options to purchase Company common stock, subject to approval of the Company's Board of Directors. This additional grant of options is intended to be part of, and to reflect your participation in, the Company-wide review of its stock-based incentive and option grant program that will be undertaken following the consummation of the transaction. The exercise price of such additional Company stock options shall be the fair market value of the Company's common stock on the effective date of the transaction. Fifty percent (50%) or _________ of these additional Company options shall be subject to the vesting schedule and terms and conditions of the Company's Stock Option Plan and option agreement. The remaining fifty percent (50%) of these additional company options will cliff vest four years from the date of the effective date of the transaction subject to the following. Fifty percent (50%) of the portion which cliff vest (________ options) will accelerate upon achievement of certain Company objectives as evaluated solely by the Company and/or the Board of Directors.

In consideration for the Company entering into the transaction, and as a condition to your employment with the Company as provided herein, you agree to execute, and be bound by the terms of, the enclosed Employee Confidentiality Agreement. In addition, you agree that some restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company. During your employment with the Company, and for one year after your employment terminates, you agree to not, directly or indirectly, engage in any business in the United States, whether as an employee, consultant, or otherwise, that is competitive with the business of the Company conducted or under consideration during your employment and will not accept employment or a consulting position with any business that is, or at any time within one year prior to your termination was, a customer of the Company. You may, however, passively own 2% or less of the securities of any publicly traded company.

As a full time employee, you will be eligible to participate in a number of employee benefits plans, programs and policies sponsored by the Company including comprehensive medical and dental insurance and paid time off. You will receive more detailed information about our employee benefit programs at your New Employee Orientation. Please note that the Company may modify, terminate or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary.

Your employment with the Company is at will and for no specific period of time. This means that at any time and for any reason, with or without cause or prior notice, you or the Company may terminate your employment and the Company may modify or change your terms and conditions of employment. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, writing or manual except in an express written agreement signed by you and the Chief Executive Officer of the Company.
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This offer letter supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. This offer, if not accepted, will expire on
______________.

Your employment with the Company is contingent upon:

-        signing the enclosed Employee Confidentiality Agreement,

- providing the Company with the legally required proof of identification demonstrating your eligibility and authorization to work in the United States, and

- approval of the Compensation Committee of the Company's Board of Directors

Please complete and bring the following enclosed forms and identification to your New Employee Orientation:

- Employment Eligibility Verification form and acceptable documents for proof of your identity

-        W-4 Tax withholding form

-        Insider Trading Agreement

-        Employee Confidentiality Agreement

-        Change of Control Agreement

We are looking forward to you joining the Ventro team. You may indicate your acceptance of this offer by signing the acknowledgment below and faxing it to me at 650-567-8888. Please mail the original version in the enclosed stamped envelope. If you have any questions or concerns please do not hesitate to call me at 650-567-7575.


Sincerely,



Chief Executive Officer




I have read, understand and accept the offer of employment as stated in this letter.



-----------------------------   ----------------------   -----------------------
[Executive] (Signature)              Date                    Start date

Enclosure(s)

- Employment Eligibility Verification form and a list of acceptable documents for proof of your identity

-        W-4 Tax withholding form

-        Insider Trading Agreement

-        Employee Confidentiality Agreement

-        Change of Control Agreement